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                                                                    EXHIBIT 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

MicroTel International, Inc.
Rancho Cucamonga, California

         We hereby consent to the use in the prospectus constituting a part of this Amendment No. 1 to Registration Statement on Form S-1 of our report dated March 3, 2000, except as to the penultimate paragraph of Note 9 which is as of November 17, 2000, relating to the consolidated financial statements and financial statement schedule of MicroTel International, Inc., which are contained in that prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

         We also consent to the reference to us under the caption "Experts" in the prospectus.




                                                          /s/ BDO SEIDMAN, LLP


Orange County, California
December 29, 2000